Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-135838 on Form S-3 of our reports dated March 15, 2006 (August 9, 2006 as to the effects of the subsequent events described in Notes 25 and 26), relating to the consolidated financial statements and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (the Company) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and March 15, 2006, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Current Report on Form 8-K of Primus Telecommunications Group, Incorporated and subsidiaries filed on August 11, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

McLean, Virginia

August 31, 2006